EXHIBIT NUMBER 99

                             CONSULTANT AGREEMENT


This Agreement is entered into as of this 1st day of May, 1996, between Motorola, Inc., a Delaware corporation, with an office at 1303 E. Algonquin Road, Schaumburg, Illinois, 60196 ("Motorola") and John F. Mitchell ("Consultant"). In consideration of the mutual promises contained herein and other valuable consideration, the parties mutually agree as follows:

	1.	     TERM.  This Agreement shall begin on May 1, 1996, and continue through
April 30, 1997, and may thereafter be renewed on an annual basis upon written agreement of the parties, provided, however, that either Motorola or
Consultant may terminate this Agreement or any renewal thereof upon thirty
(30) days' notice to the other party.

	2.     	STATEMENT OF SERVICES.  Consultant agrees to make available to Motorola consulting services in the areas described in Appendix A and other areas as shall from time to time be agreed upon by Consultant and Motorola.

3. PAYMENT. For services performed pursuant to this Agreement, Consultant will be compensated at an amount and under such terms as are contained in a separate memo between Consultant and Gary Tooker; said memo being incorporated
herein as Appendix B.   Consultant shall be reimbursed for all expenses which
are necessary for and incident to the performance of service hereunder upon approval of Motorola.

4. RECORDS, REPORTS AND INFORMATION. Consultant agrees to furnish Motorola with reports and information regarding the services covered by this Agreement at such times and as often as Motorola may request.

5. INDEPENDENT CONTRACTOR. Consultant shall perform services hereunder only as an independent contractor and shall not be entitled to participate in Motorola's profit sharing, pension, or other plans for the benefit of Motorola employees except as Consultant may otherwise be eligible by virtue of any period of employment with Motorola.

6. CODE OF CONDUCT. Notwithstanding Consultant's status as an independent contractor, Motorola expects that and Consultant hereby agrees to conduct himself on behalf of Motorola in accordance with the relevant sections of the Motorola Code of Conduct, which is attached hereto as Appendix C. Should Consultant require interpretation of any section of said Code of Conduct, such can be obtained by contacting Motorola's Senior Vice President and General Counsel, who is currently A. Peter Lawson, 1303 E. Algonquin Road, Schaumburg, Illinois 60196; (847) 576-5008.

7. PROTECTION OF MOTOROLA'S BUSINESS. Except as required to perform services under this Agreement, Consultant will not use, publish or otherwise disclose to others, during the term of this Agreement and for five (5) years after termination thereof, any confidential information of Motorola or its customers or suppliers, and will take all reasonable precautions to prevent disclosure of the confidential information to any unauthorized persons or entities. Consultant further agrees that, during the term of this Agreement and for a period of twelve (12) months after the termination of this Agreement, he will not provide services as a consultant or employee to any independent company or business segment of a company to the extent that it competes with Motorola or a business segment of Motorola.

8. WRITINGS AND OTHER DATA TO BECOME PROPERTY OF MOTOROLA. Consultant agrees that all notes, writings, drawings, designs, analyses, memoranda and other data prepared and/or produced by Consultant in the performance of this Agreement shall be the sole property of Motorola, including all rights, title and interest of whatever kind, and shall not be disclosed to any other person or firm by Consultant. Upon termination of this Agreement, Consultant shall return all of the above, and any other Motorola property or records which relate to the business of Motorola to an appropriate Motorola representative.

9. GENERAL REPRESENTATION OF COMPLIANCE. Consultant agrees to comply with all standards, laws and procedures pertaining to this Agreement which are currently in effect or which are subsequently implemented by any government agency or industry consortium to which Motorola belongs.

10. ENTIRE AGREEMENT. This Agreement constitutes the final expression of the agreement of the parties; it is intended as a complete and exclusive statement of the terms of their agreement; and it supersedes all prior and concurrent promises, representations, negotiations, discussions, and agreements that may have been made in connection with the subject matter hereof.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and year first above written.


MOTOROLA, INC.



BY:  /s/ John F. Mitchell                     BY:  /s/ A. Peter Lawson
     John F.  Mitchell                             A. Peter Lawson
                                                   Senior Vice President and
                                                   General Counsel